Exhibit 15.3

Zhejiang Taihang Law Firm

35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District,

Hangzhou, Zhejiang, 310020, China

Date: Aug 11, 2025

To:

UTime Limited (the “Company”)

7th Floor, Building 5A, Shenzhen Software Industry Base, Nanshan District

Shenzhen, PRC, 518061

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (the “PRC”) and have acted as special PRC counsel of the Company. We hereby consent to the use of the filing hereof as an exhibit to the Annual Report on FORM 20-F and to the reference to our name in such Annual Report, to the extent that they describe or summarize matters of PRC Laws or documents, agreements or proceedings governed by the PRC Laws. In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Rong Huang
Name: Rong Huang
Title: Lawyer

On behalf of: Zhejiang Taihang Law Firm

Address: 35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou,
Zhejiang, 310020, China

Web: http://www.taihanglawyer.com
Tel: +86-571-85862509